Exhibit 99.1

OxySure Systems (OXYS) Closes $3 Million Institutional Financing

Frisco, Texas, July 7, 2015 – OxySure Systems, Inc. (OTCQB: OXYS) (“OxySure,” or the “Company”), the medical device innovator of life-saving easy-to-use emergency oxygen solutions with its “oxygen from powder” technology today announced that the Company has closed a $3 million institutional financing transaction.

Pursuant to the purchase agreements signed on June 30, 2015, the Company sold $2.7 million in convertible preferred stock and $300,000 in two convertible notes for a total of $3 million. The purchase agreements provide for two financing tranches, comprising a first tranche for $1 million received by the Company in cash at the closing on June 30, 2015 (“Closing”) and a second tranche for $2 million paid by the investors into an escrow account at Closing, to be released to the Company upon the uplisting of the Company’s common stock to a national exchange such as NasdaqCM or NYSE MKT (“Uplisting”). The proceeds from the first tranche are to be used to pay down existing convertible notes, for uplisting expenses, and for working capital.

“This deal is another step in the right direction for us, and we are pleased for the vote of confidence it provides,” stated Mr. Julian Ross, CEO of OxySure. “With the additional capability the financing provides we are able to continue pursuing our stated growth goals for 2015, which include growing our sales force, expanding overseas, preparing our direct to consumer campaign, launching at least one new product, and completing an Uplisting,” he added.

The Company received cash proceeds of $1 million in part from the issuance of 385,000 shares of newly created series C convertible preferred stock of the Company (the “Series C Preferred”). The Series C Preferred has a stated value of $2.00 per share, pays a 6% quarterly dividend in cash or common stock at the Company’s option, and has a trading volume restriction of 10% of the Company’s weekly trading volume.

The transaction also included $2 million placed into an escrow account, to be released to the Company upon an Uplisting. The Company issued 1,050,000 shares of newly created series D convertible preferred stock of the Company (the “Series D Preferred”) into an escrow account, to be released to the investor upon an Uplisting. The Series D Preferred has a stated value of $2.00 per share, pays a 6% dividend in cash or common stock at the Company’s option, and has a conversion price which is the higher of: (i) a floor price of $0.49; or (ii) the amount that is a 20% discount to the then current market price of the Company’s common stock at the time of conversion.

The securities described herein have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from two dry, inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Contacts:

Renmark Financial Communications, Inc.

Bettina Filippone: bfilippone@renmarkfinancial.com

Richard Dupuy: rdupuy@renmarkfinancial.com

Tel.: (416) 644-2020 or (514) 939-3989

www.renmarkfinancial.com/

Redchip Companies, Inc.

Jon Cunningham: jon@redchip.com

800-733-2447, ext. 107 | www.redchip.com/